Exhibit 10.11(a)
Execution Version

SECURITIES PURCHASE AGREEMENT
dated as of
February 8, 2008,
among
TRM CORPORATION,
THE LENDERS PARTY HERETO
and
LAMPE, CONWAY & CO., LLC
as Administrative Agent

     SECURITIES PURCHASE AGREEMENT dated as of February 8, 2008, among TRM CORPORATION, an Oregon corporation (the “Borrower”), the Lenders (as defined in Article I), and LAMPE, CONWAY & CO., LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.
PRELIMINARY STATEMENT
     The Borrower owes money to Notemachine Limited (“Notemachine”) pursuant to that certain Settlement Agreement, dated as of November 20, 2007, by and between Notemachine and the Borrower (the “Settlement Agreement”).
     In connection with the Borrower’s obligations under the Settlement Agreement, the Borrower has requested the Lenders to extend credit in the form of Loans on the Closing Date, in an aggregate principal amount of $1,000,000. The proceeds of the Loans are to be used solely (a) to pay amounts owed to Notemachine under the Settlement Agreement, (b) for working capital of the Loan Parties and (c) to pay fees and expenses incurred in connection with the foregoing and the Loans.
     Simultaneously with entering into this Agreement, the Borrower and the Lenders are entering into that certain Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”) attached as Exhibit F hereto, relating to the Warrant Shares.
     The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Acquisition” means the Borrower’s acquisition of all or substantially all of the assets of LJR Consulting Corp., d/b/a Access to Money.
     “Acquisition Agreement” means a definitive asset purchase agreement, merger agreement or other agreement for the Acquisition (including all schedules, exhibits, amendments, supplements and modifications thereto) and any other documents ancillary thereto, in each case, in form and substance acceptable to the Administrative Agent.
     “Adjusted LIBO Rate” shall mean, with respect to any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
     “Administrative Agent” shall have the meaning assigned to such term in the Preamble.
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.
     “Agreement” shall mean this Securities Purchase Agreement.
     “Applicable Cash Percentage” shall mean, for any day, with respect to any Loan, 5.00% per annum.
     “Applicable PIK Percentage” shall mean, for any day, with respect to any Loan, 15.00% per annum.
     “Asset Sale” shall mean the sale, transfer or other disposition (by way of acquisition, casualty, condemnation or otherwise) by the Borrower or any Subsidiary to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of the Borrower or any Subsidiary (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any Subsidiary (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries and (iii) any sale, transfer or other disposition (including casualty losses and condemnations) or series of related sales, transfers or other dispositions having a value not in excess of $100,000).
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” shall have the meaning assigned to such term in the Preamble.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close and any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Change in Control” shall mean the occurrence of any of the following on or after the Closing Date:
     (a) the direct or indirect sale, lease, transfer conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole;
     (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of more than 40% of the Equity Interests of the Borrower having the right to vote for the election of members of the Board of Directors thereof;
     (c) individuals who on the Closing Date constitute the Board of Directors of the Borrower (together with any new directors whose appointment by the Board of Directors of the Borrower or whose nomination by the Board of Directors of the Borrower for election by the Borrower’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors then in office; and
     (d) any change in control (or similar event, however denominated) with respect to the Borrower or any other Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any other Subsidiary is a party.
     “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.09, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” shall have the meaning assigned to such term in Section 10.09.
     “Closing Date” shall mean February 8, 2008.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial aggregate amount of the Lenders’ Commitments is $1,000,000.
     “Common Stock” shall have the meaning assigned to such term in Section 2.16.

     “Company Option Plan” shall have the meaning assigned to such term in Section 3.29.
     “Contingent Obligation”, as applied to any person, means any direct or indirect liability, contingent or otherwise, of that person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that person or as to which that person is otherwise liable for reimbursement of drawings, or (iii) under Hedging Agreements. Contingent Obligations shall include (a) the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such person, then in each such case, the amount of such obligation shall be the net amount so determined. The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Credit Facilities” shall mean the loan facilities provided for by this Agreement.
     “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
     “Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Stated Maturity, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Stated Maturity.
     “dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Dormant Subsidiary” means each of S-3 Corporation, a Delaware corporation, TRM Services Limited, a company organized under the laws of England and Wales, TRM (Canada) Corporation, a corporation organized under the laws of Canada and registered as an extra provincial company under the laws of British Columbia (with additional extra provincial registrations in Quebec and Ontario), or FPC (France) Ltd., an Oregon corporation (in each case, as to which such designation has not been withdrawn by the Borrower in a written notice to the Administrative Agent or deemed withdrawn pursuant to Section 6.14).
     “Employee” means any current officer, director, consultant, employee, independent contractor, agent and other person, who renders services to the Borrower or any of its Subsidiaries.
     “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.
     “Event of Default” shall have the meaning assigned to such term in Article VIII.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(a)(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).
     “Expense Reimbursement Letter” shall mean that certain letter agreement re reimbursement of fees and expenses, dated January 29, 2008, between the Borrower and the Administrative Agent.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
     “Financing Documents” shall mean this Agreement, the Registration Rights Agreement, the Subsidiary Guaranty, the Expense Reimbursement Letter, the promissory notes executed and delivered pursuant to Section 2.03(a)(iii), and the Warrants executed and delivered pursuant to Section 2.16.
     “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
     “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory body, board or commission.
     “Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).
     “GSO” shall mean, as the context requires, GSO Origination Funding Partners, LP, the other Lenders from time to time party to the GSO Loan Documents and Wells Fargo Foothill, Inc.
     “GSO Loan Documents” shall mean the Amended and Restated Second Lien Loan Agreement, dated as of November 20, 2006, the Borrower, TRM ATM Corporation and TRM Copy Centers (USA) Corporation, as Borrower, the Subsidiaries of the Borrowers identified therein, as the Guarantors, Wells Fargo Foothill, Inc., as Administrative Agent, GSO Origination Funding Partners, LP, a Delaware limited partnership, and the other Lenders from time to time party thereto (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time and including all schedules, and supplements thereto) and any other documents ancillary thereto (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time).
     “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” shall mean (a) any petroleum products or by products and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
     “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 10.05(a)(i).
     “Information” shall have the meaning assigned to such term in Section 10.16.
     “Intellectual Property” shall mean (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade names, logos and corporate names and registrations and applications for registration thereof, (c) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, databases and documentation thereof, (f) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information) and (g) other intellectual property rights.
     “Interest Payment Date” means the 8th day of each month, commencing May 8, 2008, provided if any such day is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day and interest shall accrue for each day of such extension and (b) the date of any payment of principal in accordance with this Agreement.
     “Interest Period” means a period commencing on an Interest Payment Date and ending on the next succeeding Interest Payment Date determined under clause (a) of the definition thereof; provided that (x) the first Interest Period for any Loan shall commence on the Closing Date and end on the next succeeding Interest Payment Date, and (y) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
     “Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.
     “LIBO Rate” means, with respect to any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., New York time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a three-month maturity (rounded upward to the nearest 1/16 of one percent). In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Interest Period shall be the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination, and if this later index ceases to exist or is no longer published or announced, then the term “LIBO Rate” means the Prime Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination. The LIBO Rate shall be determined on any date of determination by the Administrative Agent or, if no Administrative Agent then exists, by the Lender of the Loan on which interest is owed.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.
     “Loans” shall mean the loans made by the Lenders to the applicable Borrower pursuant to clause (a) of Section 2.02 and any PIK interest paid hereunder.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Change” shall mean a Material Adverse Effect or the existence of any action, suit, investigation, litigation or proceeding pending or threatened that (i) would reasonably be expected to (A) have a material adverse effect on the assets, liabilities, customer or supplier relationships, financial condition, operations or results of operations of the Borrower and its Subsidiaries taken as a whole, (B) materially adversely affect the ability of the Borrower and its Subsidiaries to perform its obligations under the Financing Documents or (ii) would reasonably be expected to materially adversely affect the Transactions or prevent the anticipated use of the proceeds of the Loans.
     “Material Adverse Effect” shall mean a material adverse change in the assets, liabilities, customer or supplier relationships, financial condition, operations or results of operations of the Borrower and its Subsidiaries, provided, however, in each case, not including any change that (A) is generally applicable to the U.S. economy, (B) is generally applicable to automatic teller machine service and product providers or (C) relates to changes in generally accepted accounting principles generally applicable to companies serving as Internet protocol data and voice providers occurring after the date of the Acquisition Agreement
     “Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Maturity Date” shall mean the earliest of (i) consummation of the Acquisition, (ii) the date that the Borrower obtains proceeds from a debt issuance in an amount equal to or greater than the amount of Indebtedness outstanding under the GSO Loan Documents (plus any accrued and unpaid interest thereon) plus the principal amount of the Loans then outstanding (plus any accrued and unpaid interest thereon), (iii) the date immediately following the Borrower’s repayment in full in cash of the Indebtedness of the Borrower and certain of its Subsidiaries under the GSO Loan Documents or (iv) Stated Maturity.
     “Maximum Rate” shall have the meaning assigned to such term in Section 10.09.
     “Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notemachine” shall have the meaning assigned to such term in the preliminary statement to this Agreement.
     “Obligations” shall mean all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent, the Lenders or any of them under the Financing Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.
     “OFAC” shall have the meaning assigned to such term in Section 3.24(a)(iii).
     “Organizational Documents” means with respect to any person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such person.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
     (f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof.
     “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “PIK” shall have the meaning assigned to such term in Section 2.04(b).
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.
     “Register” shall have the meaning assigned to such term in Section 10.04(a)(iii).
     “Registration Rights Agreement” shall have the meaning assigned to such term in the preliminary statement to this Agreement.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
     “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
     “Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans and Commitments at such time.
     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
     “Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(a)(i).

     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary.
     “S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
     “Settlement Agreement” shall have the meaning assigned to such term in the preliminary statement to this Agreement.
     “Solvent” shall have the meaning assigned to such term in Section 3.21.
     “SPC” shall have the meaning assigned to such term in Section 10.04(a)(viii).
     “Stated Maturity” shall mean December 6, 2012.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Loans bearing interest at a rate determined by reference to the Adjusted LIBO Rate shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D of the Board and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower after giving effect to the Transactions.
     “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that otherwise provides a guarantee in respect of the Obligations, in each case, pursuant to the Subsidiary Guaranty.
     “Subsidiary Guaranty” means the Subsidiary Guaranty in substantially the form attached hereto as Exhibit G.
     “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Terrorism Order” shall have the meaning assigned to such term in Section 3.24.
     “Transactions” shall mean, collectively, the transactions to occur on or about the Closing Date pursuant to the Financing Documents, including (a) the execution and delivery of the Financing Documents and the borrowings hereunder;

(b) the payment of certain amounts owed to Notemachine in accordance with the Settlement Agreement; (c) the issuance of the Warrants as set forth herein and (d) the payment of related fees and expenses.
     “TRM SEC Documents” shall mean the Borrower’s (a) Form 10-Q for the quarterly period ended September 30, 2007 and filed with the SEC on November 8, 2007, (b) Form 8-K filed with the SEC on December 21, 2007 and (c) Form 8-K filed with the SEC on November 26, 2007.
     “USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
     “Warrants” means one or more warrants to purchase Common Stock, dated as of the date hereof, issued by the Borrower to the Lenders, in substantially the form attached hereto as Exhibit D.
     “Warrant Shares” shall have the meaning assigned to such term in Section 2.16.
     “wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Financing Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
     SECTION 1.03. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted as an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment at a purchase price of 100.0% of par. Amounts paid or prepaid in respect of Loans may not be reborrowed.
     SECTION 2.02. Loans. (a)  The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

     (i) Each Lender shall make the Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Borrower may designate not later than 1:00 p.m., New York City time.
     SECTION 2.03. Evidence of Debt; Repayment of Loans. (a)  The Borrower hereby unconditionally promises to pay to each Lender the principal amount of each Loan of such Lender as provided in Section 2.07.
     (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and cash or PIK interest payable and paid to such Lender from time to time under this Agreement.
     (ii) The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
     (iii) On the Closing Date, the Borrower shall execute and deliver to each Lender a promissory note payable to such Lender and its registered assigns in substantially the form attached hereto as Exhibit C.
     SECTION 2.04. Interest on Loans. (a)  Subject to the provisions of Section 2.05, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate then in effect plus (i) for each Interest Period ending on an Interest Payment Date on which the Borrower pays all accrued and unpaid interest on the Loans in cash, the Applicable Cash Percentage, and (ii) for each other Interest Period, the Applicable PIK Percentage.
     (i) Interest on each Loan shall be payable on the Interest Payment Dates, at the Borrower’s option (i) in cash or (ii) in kind (“PIK”) in the form of additional Loans (valued at 100% of the face amount thereof, which shall be rounded upward to the nearest $1.00); provided, however, that the Borrower may not pay interest in cash until such time as the Indebtedness of the Borrower and certain of its Subsidiaries under the GSO Loan Documents has been paid in full. The applicable Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.05. Default Interest. While any Event of Default exists, to the extent permitted by law, the Obligations shall bear cash (or, until such time as the Indebtedness of the Borrower and certain of its Subsidiaries under the GSO Loan Documents has been paid in full, PIK) interest (after as well as before judgment), payable on demand, at the rate otherwise applicable to a Loan pursuant to Section 2.04 plus 2.00% per annum.
     SECTION 2.06. Termination of Commitments. The Commitments shall automatically terminate upon the making of the Loans on the Closing Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on February 15, 2008 if the Closing Date shall not have occurred by such time.
     SECTION 2.07. Repayment of Loans. To the extent not previously paid, all Loans (including capitalized PIK interest) shall be due and payable on the Maturity Date together with accrued and unpaid cash or PIK interest on the principal amount to be paid to but excluding the date of payment. The Borrower shall pay all such amounts to the Lenders on the Maturity Date or, if the Maturity Date is not a Business Day, on the next preceding Business Day. Notwithstanding anything to the contrary in the foregoing or in the definition of “Maturity Date”, any repayment of the Loans on the date of consummation of the Acquisition shall be deemed an optional prepayment of the Loans pursuant to Section 2.08(a) hereof (but not subject to Section 2.08(b)) unless the Loans are repaid with the proceeds of a debt financing provided by the Administrative Agent or its Affiliates.
     SECTION 2.08. Prepayment. (a)  The Borrower shall have the right at any time and from time to time to prepay any of the Loans, in whole or in part, at 100% of the principal amount so prepaid, plus accrued and unpaid cash or PIK interest thereon, to but excluding the applicable prepayment date (provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000). The Borrower will give at least 5 Business Days’ prior written notice of each optional prepayment under this Section 2.08(a) to the Administrative Agent and the Lenders. Each such notice shall specify the prepayment date, the aggregate principal amount of the Loans to be prepaid on such date, the principal amount of each Loan owned by such Lender to be prepaid (determined in accordance with Section 2.11), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Such notice shall be irrevocable and shall commit the Borrower to prepay the Loans by the amount stated therein on the date stated therein.

     (i) Upon the issuance or incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 6.01), or the issuance by the Borrower or any of its Subsidiaries of its or their Equity Interests, in either case resulting in net proceeds to the Borrower or its Subsidiaries of $3,100,000 in the aggregate, the Borrower shall promptly use 100% of all such proceeds received by the Borrower or any of its Subsidiaries in excess of $3,100,000 to either (i) prepay the existing Indebtedness of the Borrower or (ii) prepay the principal amount of the Loans plus accrued and unpaid cash or PIK interest thereon. The provisions of this clause (b) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.
     (ii) All prepayments under this Section 2.08 shall be subject to Section 2.10.
     SECTION 2.09. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, upon demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (i) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (ii) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
     (iii) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
     SECTION 2.10. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default in the making of any payment or prepayment required to be made hereunder. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error.
     SECTION 2.11. Pro Rata Treatment. Each payment or prepayment of principal of the Loans and each payment of cash or PIK interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.
     SECTION 2.12. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.12 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
     SECTION 2.13. Payments. (a)  The Borrower shall make each payment (including principal of or interest on any Loan or any fees or other amounts but excluding PIK interest paid in accordance with the terms hereof) hereunder and under any other Financing Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment that is payable to a Lender shall be paid directly to such Lender at the office identified on Schedule 2.01 for such Lender or as otherwise directed by such Lender in writing from time to time, and each such payment that is payable to the Administrative Agent shall be paid directly to the Administrative Agent, at its office identified on Schedule 2.01 or as otherwise directed by the Administrative Agent in writing from time to time.
     (i) Except as otherwise expressly provided herein, whenever any payment (including principal of or cash or PIK interest on any Loan or any fees or other amounts) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.
     SECTION 2.14. Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Financing Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (i) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (ii) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Financing Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself, shall be conclusive absent manifest error.
     (iii) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent or the applicable Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the applicable Lender, as the case may be.
     (iv) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
     (v) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.
     SECTION 2.15. Assignment of Loans Under Certain Circumstances; Duty to Mitigate. If (a) any Lender shall request compensation under Section 2.09 or (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (i) to file any certificate or document reasonably requested in writing by the Borrower or (ii) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.09 or would reduce amounts payable pursuant to Section 2.14, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
     SECTION 2.16. Issuance of Warrant. Subject to and upon the terms and conditions set forth in this Agreement, the Borrower agrees to issue to the Lenders on the Closing Date, Warrants to purchase in the aggregate 2,500,000 shares (the “Warrant Shares”) of the Borrower’s Common Stock, no par value per share (“Common Stock”), at an exercise price initially equal to $0.40 per Warrant Share, which shall be appropriately adjusted subsequently for any recapitalizations, stock combinations, stock dividends, stock splits and the like which occur after the Closing Date as set forth in the Form of Warrants.
ARTICLE III
Representations and Warranties of the Borrower
     The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Financing Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
     SECTION 3.02. Authorization. Except as set forth in Schedule 3.02, the Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary.
     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Financing Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained and are in full force and effect.
     SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to the Lenders (a) U.S. GAAP audited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2004, 2005 and 2006 fiscal years, audited by and accompanied by the opinion of McGladrey & Pullen LLP or PricewaterhouseCoopers, LLC, as applicable, independent public accountants and (b) U.S. GAAP unaudited consolidated or combined, as applicable, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for (i) each subsequent fiscal quarter ended 45 days before the Closing Date and (ii) to the extent available, each fiscal month after the most recent fiscal quarter for which financial statements were received by the Lenders as described above and ended 45 days before the Closing Date and, in each case, certified by the chief financial officer of the Borrower. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.
     SECTION 3.06. No Material Adverse Change. Except as disclosed in the TRM SEC Documents or on Schedule 3.06, no Material Adverse Change has occurred since December 31, 2006.
     SECTION 3.07. Title to Properties; Possession Under Leases; Intellectual Property. (a)  Except as would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
     (i) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties (i) has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases.
     (ii) As of the Closing Date, the Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower or any other Subsidiary therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower or such other Subsidiary, directly or indirectly, free and clear of all Liens other than Liens permitted by Section 6.02. Each Dormant Subsidiary has no assets, liabilities or employees, and no Dormant Subsidiaries conducts any business or generates any revenues.
     SECTION 3.09. Litigation; Compliance with Laws. (a)  Except as disclosed in Schedule 3.09 or the TRM SEC Documents, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting any of the Loan Parties or any business, property or rights of any such person that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (i) Except as disclosed in Schedule 3.09 or the TRM SEC Documents, none of the Loan Parties or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     (ii) None of the Loan Parties is, in any material respect, in conflict or default with respect to or in violation of any applicable laws, regulations, orders or judgments.

     SECTION 3.10. Agreements. (a)  None of the Loan Parties is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (i) Except as disclosed in the TRM SEC Documents, none of the Loan Parties is or has been in any material respect in default under or in violation of the performance of any of its obligations under any material agreement, and, to the knowledge of the Loan Parties, no other party thereto is in default under or in violation of the performance of any of its obligations under any such material agreement.
     SECTION 3.11. Federal Reserve Regulations. (a)  None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (i) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
     SECTION 3.12. Government Regulation. None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. None of the Loan Parties is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the ICC Termination Act, as amended, or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Contingent Obligations or which may otherwise render all or any portion of the Obligations unenforceable.
     SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preliminary statement to this Agreement.
     SECTION 3.14. Taxes. Each of the Loan Parties has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party shall have set aside on its books adequate reserves.
     SECTION 3.15. Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower and its Subsidiaries in writing to the Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Financing Documents) for purposes of or in connection with this Agreement, the other Financing Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower or its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. No representation or warranty of any Loan Party contained in any Financing Document or in any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby.
     SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans.
     SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17, none of the Loan Parties (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties and the Closing Date. As of the Closing Date, all insurance maintained by the Loan Parties is in full force and effect and all premiums have been duly paid. Such insurance maintained by the Loan Parties is in such amounts and covers such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.19. Location of Real Property and Leased Premises. The Borrower and its Subsidiaries do not own any real property. The Borrower and the Subsidiaries have valid leases in all the real property leased by the Borrower and the Subsidiaries.
     SECTION 3.20. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any of the Loan Parties pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any of the Loan Parties, or for which any claim may be made against any of the Loan Parties, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any of the Loan Parties. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties is bound.
     SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans, each Loan Party will be Solvent. As used herein with respect to any Loan Party, “Solvent” shall mean (a) the fair value of the assets of such Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.22. Transactions. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Settlement Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). No Loan Party or, to the knowledge of the Borrower, any other person party thereto is in default in the performance or compliance with any material provisions thereof. The Settlement Agreement complies in all material respects with all applicable laws. All representations and warranties set forth in the Settlement Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).
     SECTION 3.23. Financial Advisors. Except as set forth in Schedule 3.23, no agent, broker, investment banker, finder, financial advisor or other person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Borrower with respect to this Agreement or any of the other Financing Documents or any of the transactions contemplated hereby, and the Borrower hereby indemnifies the Lenders and the Administrative Agent against, and agrees that it will hold the Lenders and the Administrative Agent harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.
     SECTION 3.24. Foreign Assets Control Regulations, Etc. (a)  Neither the borrowing of the Loans by the Borrower hereunder nor its use of the proceeds thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the USA PATRIOT ACT. No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     (i) No Loan Party (i) is or will become a “blocked person” as described in Section 1 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person or any such person.

     (ii) Each of the Loan Parties and its Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).
     (iii) None of the Loan Parties nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the Loan Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     SECTION 3.25. Representations of other Loan Parties. The representations and warranties of each Subsidiary Guarantor contained in the Financing Documents to which it is a party are true and correct as of the date they are made and shall be true and correct at the time of the Closing Date.
     SECTION 3.26. Loans to Officers and Directors. There are no outstanding loans made by the Borrower or any of its Subsidiaries to any of their officers, directors or shareholders (directly or indirectly) or any of such persons’ Affiliates.
     SECTION 3.27. Internal Controls. The Borrower and its Subsidiaries maintain a system of internal control over financial reporting. Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Borrower’s and its Subsidiaries’ ability to record, process, summarize and report financial data. Except as disclosed in the TRM SEC Documents, there is and has been no fraud, whether or not material, that involves management or other Employees who have a significant role in the Borrower’s and/or its Subsidiaries’ internal controls.
     SECTION 3.28. Subordinated Indebtedness; Ranking. The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all unsecured Indebtedness and Contingent Obligations of the Borrower and its Subsidiaries. All liabilities of the Borrower and its Subsidiaries under the Financing Documents constitute direct, unconditional and general obligations of the Borrower and its Subsidiaries and rank in right of payment either pari passu or senior to all other unsecured Indebtedness and Contingent Obligations of the Borrower and its Subsidiaries.
     SECTION 3.29. Capitalization and Voting Rights.
     (i) Authorized Stock. 50,000,000 shares of Common Stock, of which 17,213,226 shares are issued and outstanding as of the date hereof, and no shares are held in treasury as of the date hereof.
     (ii) Valid Issuance. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.
     (iii) Rights to Acquire. Except for (i) restricted stock and options to purchase an aggregate of 963,081 shares of Common Stock granted and outstanding under the Borrower’s Omnibus Stock Incentive Plan (the “Company Option Plan”) and (ii) warrants to purchase an aggregate of 3,072,074 shares of Common Stock granted and outstanding, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Borrower of any shares of its capital stock as of the date hereof. The Borrower has reserved a total of 3,700,000 shares of Common Stock for issuance under the Company Option Plan (including the shares described above).
     (iv) Other than the Registration Rights Agreement, the Borrower is not a party or subject to any agreement or understanding and, to the Borrower’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security of the Borrower.
     SECTION 3.30. Valid Issuance of the Warrant Shares. The Warrants and the Warrant Shares have been duly authorized, and the Warrant Shares, upon issuance pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable and not subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Borrower or any other person. The Borrower has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon the exercise in full of the Warrants.

ARTICLE IV
Conditions of Lending
     The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions on the Closing Date:
     SECTION 4.01. Representations and Warranties. The representations and warranties set forth in Article III of this Agreement and in each other Financing Document shall be true and correct.
     SECTION 4.02. Default; Event of Default. Except as set forth in Schedule 4.02, at the time of and immediately after the Closing Date, no Default or Event of Default shall have occurred and be continuing.
     SECTION 4.03. Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Ledgewood, counsel for the Loan Parties, substantially to the effect set forth in Exhibit E-1, and (ii) Perkins Coie with respect to matters of Oregon law, substantially to the effect set forth in Exhibit E-2, in each case, (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Financing Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.
     SECTION 4.04. Legal Matters. All legal matters incident to this Agreement, the extensions of credit hereunder and the other Financing Documents shall be satisfactory to the Lenders and to the Administrative Agent.
     SECTION 4.05. Secretary Certificates; Other Documents. The Administrative Agent shall have received the following from or with respect to each Loan Party:
     (i) a copy of the certificate or articles of incorporation or other such Organizational Document, including all amendments thereto, certified as of a recent date by either the Secretary of State of the state of its organization or such Governmental Authority, and a certificate certifying that such Loan Party has paid all franchise taxes due and payable on or prior to the date of such certificate and such Loan Party is duly organized and in good standing under the laws of such jurisdiction;
     (ii) a certificate of the Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto are true and complete copies of the Organizational Documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Financing Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other such Organizational Document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Financing Document or any other document delivered in connection herewith on behalf of such Loan Party;
     (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and
     (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.
     SECTION 4.06. Officer Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (a) and (b) of this Article IV.
     SECTION 4.07. Closing Fees, Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Financing Document.

     SECTION 4.08. Insurance Policies. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02.
     SECTION 4.09. Consummation of Transactions. The Transactions shall have been, or substantially simultaneously with the funding of the Loans on the Closing Date shall be, consummated in accordance with applicable law and on the terms described herein and all other material related documentation, in each case in the form provided to the Administrative Agent.
     SECTION 4.10. No Poison Pills. No stockholder rights plan or “poison pill” shall have been triggered or otherwise become exercisable in connection with the Transactions.
     SECTION 4.11. Financing Statements. The Lenders shall have received the financial statements and opinions referred to in Section 3.05.
     SECTION 4.12. Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that each of the Loan Parties, in each case after giving effect to the Transactions and the other transactions contemplated hereby, is Solvent.
     SECTION 4.13. Consents. All requisite Governmental Authorities and other material third parties, including without limitation GSO, shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.
     SECTION 4.14. Patriot Act. The Administrative Agent and the Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
     SECTION 4.15. Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Financing Documents shall be reasonably satisfactory to the Lenders and the Administrative Agent, and the Lenders and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents as the Lenders or Agent may reasonably request.
ARTICLE V
Affirmative Covenants
     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Financing Document shall have been paid in full, unless the Required Lenders (or the Administrative Agent acting at the written direction of the Required Lenders) shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:
     SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.
     (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
     SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms (provided that, with respect to overdue accounts payable as of the Closing Date disclosed as Defaults on Schedule 4.02, the Borrower shall not be required to discharge such accounts payable until the date that is 90 days after the Closing Date) and pay and discharge promptly when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and each Lender:
     (i) within 90 days after the end of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by McGladrey & Pullen LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied;
     (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated and consolidating balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, together with comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of the Financial Officers of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (iii) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
     (iv) within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
     (v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with any Governmental Authority or securities exchange, or distributed to its shareholders, as the case may be;
     (vi) promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;
     (vii) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

     (viii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Financing Document, as the Administrative Agent or any Lender may reasonably request.
     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (i) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (ii) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $100,000; and
     (iv) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     SECTION 5.06. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor.
     SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the preliminary statement to this Agreement.
     SECTION 5.08. Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code.
     SECTION 5.09. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that neither the Borrower nor any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     SECTION 5.10. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.09 shall have occurred and be continuing for more than 20 days without the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.
     SECTION 5.11. Further Assurances.
     (i) Upon the consummation of any acquisition of any person by any of the Loan Parties, upon the formation by any of the Loan Parties of any Subsidiary, or upon any Subsidiary ceasing to be a Dormant Subsidiary (either because the Borrower voluntarily withdraws such designation or because such designation is deemed withdrawn pursuant to Section 6.14), the Borrower shall cause the person so acquired or formed, or such Subsidiary that is no longer a Dormant Subsidiary, as the case may be, at the election of the Administrative Agent or Required Lenders, to be designated as a Subsidiary Guarantor of the Obligations. Such person shall become a Loan Party by executing and delivering a joinder to the Guaranty Agreement, in form and substance satisfactory to the Administrative Agent.

     (ii) Notwithstanding anything to the contrary in paragraph (a) of this Section 5.11, no Foreign Subsidiary shall be required to guarantee the Obligations to the extent making such guarantee (i) would result in adverse tax consequences to the Borrower (as certified to the Administrative Agent by a Financial Officer of the Borrower) or (ii) is prohibited by applicable law.
     SECTION 5.12. Ranking. Ensure that, at all times, all liabilities of the Borrower and its Subsidiaries under this Agreement or the other Financing Documents shall rank in right of payment either pari passu or senior to all other unsecured Indebtedness and Contingent Obligations of the Borrower and its Subsidiaries.
     SECTION 5.13. Post-Closing Covenants. Within 10 Business Days of the Closing Date, the Borrower shall take all necessary corporate action to appoint to its board of directors a nominee selected by the Administrative Agent and identified by the Administrative Agent to the Borrower.
ARTICLE VI
Negative Covenants
     The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Financing Document have been paid in full, unless the Required Lenders (or the Administrative Agent acting at the written direction of the Required Lenders) shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Subsidiaries to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
               (1) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than Indebtedness extended to the Borrower and certain of its Subsidiaries under the GSO Loan Documents, the principal amount of which Indebtedness may be increased by an aggregate amount not to exceed the sum of $1,000,000 plus the amount of accrued but unpaid interest on such Indebtedness), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;
               (2) Indebtedness created hereunder and under the other Financing Documents;
               (3) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(3);
               (4) Capital Lease Obligations in an aggregate principal amount not in excess of $100,000 at any time outstanding;
               (5) Indebtedness of the Borrower incurred substantially simultaneously with the closing of the Acquisition for purposes of financing the Acquisition not to exceed $15,000,000 in the aggregate;
               (6) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business; and
               (7) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.
     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
               (1) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

               (2) Liens on property or assets of the Borrower and its Subsidiaries securing obligations under the GSO Loan Documents;
               (3) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;
               (4) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
               (5) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
               (6) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
               (7) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
               (8) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; and
               (9) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary.
     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Section 6.01 and 6.02, as the case may be.
     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:
               (1) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $100,000 at any time outstanding;
               (2) Permitted Investments;
               (3) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the aggregate amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $100,000 at any time outstanding;

               (4) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $250,000; and
               (5) the Borrower and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature.
     SECTION 6.05. Acquisitions, Consolidations, Sales of Assets and Acquisitions. (a)Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business, (ii) the Borrower or another Loan Party may enter into the Acquisition Agreement (but not close the Acquisition until the (A) Loans have been repaid in full in accordance with this Agreement and (B) the Indebtedness of the Borrower and certain of its Subsidiaries under the GSO Loan Documents has been repaid in full in cash) and (iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing any wholly owned Subsidiary of the Borrower may merge into or consolidate with any other wholly owned Subsidiary of the Borrower in a transaction in which the surviving entity is a wholly owned Subsidiary of the Borrower and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party).
     (i) Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $500,000 in the aggregate.
     SECTION 6.06. Restricted Payments; Restrictive Agreements. (a)  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to its equity holders and (ii) the Borrower and the Subsidiaries may make Restricted Payments in the form of distributions payable solely in the common stock or other common Equity Interests of such person;
     (i) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by the GSO Loan Documents, (B) the foregoing shall not apply to restrictions and conditions imposed by law or by any Financing Document, (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) subject to Section 5.12, clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
     SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties or between the Lenders or the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.
     SECTION 6.08. Business of the Borrower and its Subsidiaries. With respect to the Borrower and each of its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.
     SECTION 6.09. Other Indebtedness and Agreements. (a)  Permit (i) any waiver, supplement, modification, amendment (other than with respect to the GSO Loan Documents, but only to the extent such waiver, supplement, modification or amendment is not prohibited by Section 6.01 hereof), termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of the Subsidiaries or the Lenders or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents.
     (i) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness (other than the Loans) or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities; provided, however, that the Borrower may make payments of principal and interest on the Indebtedness of the Borrower and certain of its Subsidiaries under the GSO Loan Documents prior to such payments becoming due.
     SECTION 6.10. Fiscal Year. With respect to the Borrower and each Subsidiary, change their fiscal year-end to a date other than December 31.
     SECTION 6.11. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.
     SECTION 6.12. Amendments or Waivers of Documents Relating to Indebtedness.
     (i) Amendments of Documents Relating to Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any of the Loan Parties, the Lenders or the Administrative Agent, provided that the foregoing shall not prohibit the Borrower or any of its Subsidiaries from amending or otherwise changing the terms of the GSO Loan Documents to the extent such amendment or change is not prohibited by Section 6.1 hereof.
     (ii) Amendments of Organizational Documents. The Borrower will not, and will not permit any of its Subsidiaries to, make any amendment, restatement, supplement or other modification to such person’s Organizational Documents in any manner adverse to the Lenders or the Administrative Agent without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification.
     SECTION 6.13. Wholly-Owned Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower will own, form or acquire any Subsidiary other than Subsidiaries that are wholly owned Subsidiaries of the Borrower.
     SECTION 6.14. Dormant Subsidiaries. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, permit (a) the combined gross revenue of all Dormant Subsidiaries for the period of four fiscal consecutive quarters most recently ended to exceed $500, (b) the combined total assets of the Dormant Subsidiaries at any time to be more than $500 or (c) any Dormant Subsidiary to own, or possess the right to use, any Intellectual Property or other assets that individually or in the aggregate are material to the business of the Borrower and its Subsidiaries, taken as a whole. The Borrower may withdraw the designation of any Subsidiary as a Dormant Subsidiary at any time in a written notice to the Administrative Agent. If, at any time, the Borrower is not in compliance with clauses (a) through (c) above, unless the Borrower has notified the Administrative Agent in writing (1) within 5 Business Days after the date the Borrower is required to deliver financial statements for the applicable fiscal quarter or year pursuant to Section 5.04(a) or (b) (in the case of clause (a) of this Section 6.14) or (2) within 5 Business Days of such occurrence (in the case of clause (b) or (c) of this Section 6.14) that such designation has been withdrawn for one or more Dormant Subsidiaries sufficient to comply with this Section 6.14, then such designation shall be deemed to have been withdrawn as to all such Subsidiaries (in the case of clause (a) or (b)) or the applicable Subsidiary (in the case of clause (c)) and each such Subsidiary as to which such designation is deemed to have been withdrawn shall thereupon be deemed to have ceased to be a Dormant Subsidiary. Any Subsidiary for which such designation has been withdrawn or deemed withdrawn may not be re-designated as a Dormant Subsidiary. Nothing contained herein shall prohibit the Dormant Subsidiaries from engaging in any dissolution, liquidation, consolidation or merger, and such action shall not be deemed a Default or Event of Default.

ARTICLE VII
Representations and Warranties of the Lenders
Each Lender represents and warrants, severally and not jointly, to the Borrower that:
     SECTION 7.01. Authorization. All action on the part of the Lenders and, if applicable, its officers, directors, managers, members, shareholders and/or partners necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered, each of this Agreement and the Registration Rights Agreement will constitute the legal, valid and binding obligation of each Lender, enforceable against each Lender in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. Each Lender has all requisite corporate power and authority to enter into each of this Agreement and the Registration Rights Agreement, and to carry out and perform its obligations under the terms hereof and thereof.
     SECTION 7.02. Purchase Entirely for Own Account. Each Lender is acquiring the Loans, the Warrant Shares and the Warrants for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act.
     SECTION 7.03. Investor Status; Etc. Each Lender certifies and represents to the Borrower that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Loans, the Warrants or the Warrant Shares. Each Lender’s financial condition is such that it is able to bear the risk of holding the Loans, the Warrants and Warrant Shares for an indefinite period of time and the risk of loss of its entire investment. Each Lender has sufficient knowledge and experience in investing in companies similar to the Borrower so as to be able to evaluate the risks and merits of its investment in the Borrower.
     SECTION 7.04. No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by each Lender, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default by such Lender (with or without notice or lapse of time, or both) under any provision of the organizational documents of such Lender.
     SECTION 7.05. Brokers. Each Lender has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
ARTICLE VIII
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
               (1) any representation or warranty made or deemed made in or in connection with any Financing Document or the Loans made hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Financing Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
               (2) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
               (3) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Financing Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
               (4) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(i) or 5.08 or in Article VI;
               (5) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Financing Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 20 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
               (6) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable; provided that this clause (i) shall not apply to any Default or Event of Default disclosed in Schedule 4.02 and existing on the date hereof, or (ii) any other event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (B) any Default or Event of Default disclosed in Schedule 4.02; and provided further that with respect to any default under the GSO Loan Documents, such default shall only constitute an Event of Default under this clause (f) if such default continues for 180 days without cure or waiver;
               (7) any event or condition occurs that results in any Material Indebtedness coming due prior to its scheduled maturity date or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided further that with respect to an event resulting in the Indebtedness under the GSO Loan Documents becoming due, or requiring the prepayment, repurchase, redemption or defeasance of such Indebtedness, such event shall only constitute an Event of Default under this clause (g) if such event continues for 180 days without being rescinded or waived by the holders of such Indebtedness;
               (8) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
               (9) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
               (10) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $250,000;
               (11) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $250,000;
               (12) any Subsidiary Guarantor shall deny in writing that it has any further liability under the Subsidiary Guaranty (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Financing Documents);
               (13) any material subordinated Indebtedness of the Borrower and the Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness;

               (14) the Borrower or any of its Subsidiaries shall be convicted under any criminal law that could lead to a forfeiture of any material property of such person;
               (15) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to the Loan Parties described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable (and accrued cash or PIK interest thereon) and any unpaid accrued fees and all other liabilities of the Loan Parties accrued hereunder and under any other Financing Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Financing Document to the contrary notwithstanding; and in any event with respect to the Loan Parties described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding (and accrued cash or PIK interest thereon) and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Financing Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived the Borrower, anything contained herein or in any other Financing Document to the contrary notwithstanding.
ARTICLE IX
The Administrative Agent
     Each of the Lenders hereby irrevocably appoints the Administrative Agent its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Financing Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) as contemplated by and in accordance with the provisions of this Agreement.
     The person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such person and its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to any of the Loan Parties (or any person engaged in similar business as that engaged in by any of the Loan Parties) as if such person was not performing the duties specified herein, and may accept fees and other consideration from any of the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Financing Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), and (c) except as expressly set forth in the Financing Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Financing Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Financing Document, (iv) the validity, enforceability, effectiveness or genuineness of any Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Financing Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Financing Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE X
Miscellaneous
     SECTION 10.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     (i) if to the Borrower, to it at 5208 N. E. 122nd Avenue, Portland, OR 97230, Attention of Richard Stern, President and Chief Executive Officer (Fax No. 215-832-0078), with a copy (which shall not constitute notice) to Ledgewood, PC, 1900 Market Street, Suite 750, Philadelphia, PA 19103, Attention: J. Baur Whittlesey (Fax No. 215-735-2513);
     (ii) if to the Administrative Agent, to Lampe, Conway & Co., LLC, 680 Fifth Street, Suite 1202, New York, NY 10019, Attention: Richard Conway, with a copy (which shall not constitute notice) to Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, CA 90017, Attention: Melainie K. Mansfield (Fax No. 213-629-5063); and
     (iii) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

     SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or fee or any other amount payable under this Agreement or any other Financing Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Section 2.09, 2.10, 2.14 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments or unenforceability of any term or provision of this Agreement or any other Financing Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.
     SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent and each of the Lenders party hereto as of the date hereof and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
     SECTION 10.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
     (i) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Borrower and the Administrative Agent (such consents not to be unreasonably withheld or delayed); provided, however, that (i) the consent of the Borrower shall not be required to any such assignment made (A) to another Lender or an Affiliate of a Lender, (B) during the primary syndication of the Loans and the Commitments to persons identified to the Borrower prior to the Closing Date or (C) after the occurrence and during the continuance of any Event of Default, (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $500,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), (iii) the parties to each such assignment shall manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the case of concurrent assignments to persons that, after giving effect to such assignments, will be Related Funds), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.09, 2.10, 2.14 and 10.05).
     (ii) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balance of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Financing Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Financing Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (iii) The Borrower shall maintain at its principal executive offices in Portland, Oregon a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (iv) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) notify the Borrower of such acceptance. The Borrower shall promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
     (v) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Section 2.09 and 2.14 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05).
     (vi) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.
     (vii) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
     (viii) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this

Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in the Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
     (ix) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
     SECTION 10.05. Expenses; Indemnity. (a)  The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Financing Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.
     (i) The Borrower agrees to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Financing Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
     (ii) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.
     (iii) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
     (iv) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Financing Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

     SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Financing Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Financing Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER FINANCING DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     SECTION 10.08. Waivers; Amendment. (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Financing Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     (i) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent acting at the written direction of the Required Lenders); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby (other than any waiver of any increase in the interest rate applicable to the Loans as a result of the occurrence of a Default or an Event of Default), (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.11, the provisions of Section 10.04(a)(ix) or the provisions of this Section or release any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05), without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 10.04(a)(viii) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Financing Document without the prior written consent of the Administrative Agent.
     SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 10.10. Entire Agreement. This Agreement and the other Financing Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Financing Documents. Nothing in this Agreement or in the other Financing Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related

Parties of each of the Administrative Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Financing Documents.
     SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11
     SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Financing Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
     SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
     SECTION 10.15. Jurisdiction; Consent to Service of Process. (a)  The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Financing Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Financing Documents against the Borrower, or their respective properties in the courts of any jurisdiction.
     (i) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Financing Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (ii) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 10.16. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Financing Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Financing Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or any Subsidiary and related to the Borrower or any Subsidiary or their business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or any Subsidiary; provided that, in the case of Information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
     SECTION 10.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and the Subsidiary Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Subsidiary Guarantors in accordance with the USA PATRIOT Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRM CORPORATION, as the Borrower
By	/s/ Richard B. Stern
	Name:	Richard B. Stern
	Title:	President and Chief Executive Officer

LAMPE, CONWAY & CO., LLC, as Administrative Agent
By	/s/ Richard F. Conway
	Name:	Richard F. Conway
	Title:	Managing Member

LC CAPITAL MASTER FUND, LTD., as a Lender
By	/s/ Richard F. Conway
	Name:	Richard F. Conway
	Title:	Director

Schedules and Exhibits List (1)

SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.02	-	Authorization
Schedule 3.06	-	Material Adverse Change
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation; Compliance with Laws
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.23	-	Financial Advisors
Schedule 4.02	-	Default; Event of Default
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Promissory Note
Exhibit D	-	Form of Warrant
Exhibit E-1	-	Form of Opinion of Ledgewood
Exhibit E-2	-	Form of Opinion of Perkins Coie
Exhibit F	-	Form of Registration Rights Agreement
Exhibit G	-	Form of Subsidiary Guaranty

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.